Exhibit 23.11

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 12, 2012, with respect to the audited consolidated financial statements and schedule of the Company in Pre-Effective Amendment No. 2 to Post-Effective Amendment No. 4 to the Registration Statement (Form S-11 No. 333-168971) and related Prospectus of Apple REIT Ten, Inc. (the "Company") for the registration of 182,251,082 units, each of which consists of one Common Share and one Series A Preferred Share of the Company.

/s/ Ernst & Young LLP

Richmond, Virginia
March 21, 2012